Exhibit 4.2

EXECUTION COPY

$183,500,000

Sabine Pass LNG, L.P.

7 1/2% Senior Secured Notes due 2016

PURCHASE AGREEMENT

September 10, 2008

Citigroup Global Markets Inc.

388 Greenwich Street

New York, NY 10013

Dear Sirs:

1. Introductory. Sabine Pass LNG, L.P., a Delaware limited partnership (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell to Citigroup Global Markets Inc. (the “Initial Purchaser”) U.S. $183,500,000 aggregate principal amount of its 7 1/2% Senior Secured Notes due 2016 (the “Offered Securities”) to be issued under an indenture, dated as of November 9, 2006 (the “Indenture”), between the Company and The Bank of New York, as Trustee. The United States Securities Act of 1933 is herein referred to as the “Securities Act.”

The sale of the Offered Securities to the Initial Purchaser will be made without registration of the Offered Securities under the Securities Act in reliance upon exemptions from the registration requirements of the Securities Act.

The Company hereby agrees with the Initial Purchaser as follows:

2. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, the Initial Purchaser that:

(a) A preliminary offering memorandum, dated September 9, 2008, (the “Preliminary Offering Memorandum”) relating to the Offered Securities to be offered by the Initial Purchaser and a final offering memorandum (the “Final Offering Memorandum”) disclosing the offering price and other final terms of the Offered Securities and is dated as of the date of this Agreement (even if finalized and issued subsequent to the date of this Agreement) have been or will be prepared by the Company. “General Disclosure Package” means the Preliminary Offering Memorandum, together with any Issuer Free Writing Communication (as hereinafter defined) existing at the Applicable Time (as hereinafter defined) and the information in it which is intended for general distribution to prospective investors, as evidenced by its being specified in Schedule A to this Agreement (including the term sheet listing the final terms of the Offered Securities and their offering, included in Schedule A to this Agreement, which is referred to as the “Terms Communication”). “Applicable Time” means 6:00 p.m. (Eastern time) on the date of this Agreement. As of the date of this Agreement and as of the Closing Date, the Final Offering Memorandum does not, and will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. At the Applicable Time and as of the Closing Date, neither (i) the General Disclosure Package, nor (ii) any individual Supplemental Marketing Material (as hereinafter defined), when considered together with the General Disclosure Package, included nor will include any untrue statement of a material fact or omitted or will omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding two sentences do not apply to statements in or omissions from the Preliminary Offering Memorandum or Final Offering Memorandum, the General Disclosure Package or any Supplemental Marketing Material based upon written information furnished to the Company by the Initial Purchaser specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof. The information required to be delivered to holders and prospective purchasers of the Offered Securities pursuant to Section 4.03 of the Indenture and in accordance with Rule 144A(d)(4) under the Securities Act (the “Additional Issuer Information”) does not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Preliminary Offering Memorandum or Final Offering Memorandum based upon written information furnished to the Initial Purchaser specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof.

“Free Writing Communication” means a written communication (as such term is defined in Rule 405 under the Securities Act) that constitutes an offer to sell or a solicitation of an offer to buy the Offered Securities and is made by means other than the Preliminary Offering Memorandum or the Final Offering Memorandum. “Issuer Free Writing Communication” means a Free Writing Communication prepared by or on behalf of the Company, used or referred to by the Company or containing a description of the final terms of the Offered Securities or of their offering, in the form retained in the Company’s records. “Supplemental Marketing Material” means any Issuer Free Writing Communication specified in Schedule B to this Agreement.

(b) The Company has been duly organized and is an existing limited partnership in good standing under the laws of the State of Delaware, with power and authority (limited partnership and other) to own or lease, as the case may be, its properties and conduct its business as described in the General Disclosure Package; and the Company is duly qualified to do business as a foreign limited partnership in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified or have such power or authority would not, individually or in the aggregate, have a material adverse effect on the business, properties, management, financial position, capital accounts, results of operations or prospects of the Company or on the performance by the Company of its obligations with respect to the Offered Securities (a “Material Adverse Effect”).

(c) The Indenture has been duly authorized, executed and delivered in accordance with its terms by the Company, and conforms in all material respects to the description thereof contained in the General Disclosure Package and the Final Offering Memorandum and constitutes a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d) The Offered Securities have been duly authorized, and when the Offered Securities are duly executed, authenticated, issued and delivered as provided in the Indenture and paid for pursuant to this Agreement on the Closing Date (as defined below), will conform in all material respects to the description thereof contained in the General Disclosure Package and the Final Offering Memorandum, and such Offered Securities will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and will be entitled to the benefits of the Indenture.

(e) Except as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or any Purchaser for a brokerage commission, finder’s fee or other like payment.

(f) No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required for the consummation of the transactions contemplated by this Agreement in connection with the issuance and sale of the Offered Securities by the Company except (i) as may be required under applicable state securities laws in connection with the purchase and resale of the Offered Securities by the Initial Purchaser and (ii) those that, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect.

(g) The execution, delivery and performance of the Indenture, this Agreement, and the issuance and sale of the Offered Securities and compliance with the terms and provisions thereof will not (i) result in a violation of any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any of its properties, (ii) result in a breach or violation of any of the terms or provisions of, or constitute a default under, any agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the properties of the Company is subject, or (iii) result in any violation of the provisions of the certificate of limited partnership or agreement of limited partnership of the Company, except, in the case of clauses (i) and (ii) above, for any such conflict, breach or violation that would not, individually or in the aggregate, have a Material Adverse Effect, and the Company has full power and authority to authorize, issue and sell the Offered Securities as contemplated by this Agreement.

(h) This Agreement has been duly authorized, executed and delivered by the Company.

(i) Except as disclosed in the General Disclosure Package, the Company has good and indefeasible title to all real properties and all other properties and assets owned by it that are material to the business of the Company, in each case free from liens, encumbrances and defects of title except those that (i) do not materially interfere with the use made and proposed to be made of such property by the Company, (ii) granted in accordance with the terms of the Indenture or (iii) could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and except as disclosed in the General Disclosure Package, the Company holds any leased real or personal property under valid and enforceable leases with no exceptions other than those that (i) do not materially interfere with the use made and proposed to be made of such property by the Company or (ii) could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(j) Except as disclosed in the General Disclosure Package and except for those that the Company expects to be obtained in the ordinary course of its business during construction of its LNG receiving terminal, the Company possesses all certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business in its current stage of development, except where the failure to possess or make the same would not, individually or in the aggregate, have a Material Adverse Effect, and the Company has not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company, would individually or in the aggregate, have a Material Adverse Effect.

(k) No material labor dispute with the employees of the Company exists or, to the knowledge of the Company, is imminent that could reasonably be expected to have a Material Adverse Effect.

(l) The Company owns, possesses or can acquire on reasonable terms, adequate rights to use all material trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by it, and has not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Company, would, individually or in the aggregate, have a Material Adverse Effect.

(m) Except as disclosed in the General Disclosure Package, (i) the Company is not in violation of any statute, any rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the protection of the environment or human exposure to hazardous or toxic substances (collectively, “environmental laws”), (ii) it does not own or operate any real property contaminated with any substance that is subject to any environmental laws, and (iii) it has not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except in the case of each of clauses (i), (ii) and (iii), which violation, contamination, liability or claim would, individually or in the aggregate, not have a Material Adverse Effect; and the Company is not aware of any pending investigation which might lead to such a claim.

(n) Except as disclosed in the General Disclosure Package, there are no pending actions, suits or proceedings against or affecting the Company or any of its properties that, if determined adversely to the Company, could reasonably be expected to have a Material Adverse Effect, or which are otherwise material in the context of the sale of the Offered Securities; and, to the Company’s knowledge, no such actions, suits or proceedings are threatened or contemplated.

(o) The financial statements and the related notes thereto included in the General Disclosure Package present fairly the financial position of the Company as of the dates shown and its results of operations and cash flows for the periods shown, and, except as otherwise disclosed in the General Disclosure Package, such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis.

(p) Since the date of the most recent financial statements of the Company included in the General Disclosure Package, (i) there has not been any change in the partnership interest or units of the Company, or any distribution of any kind declared, set aside for payment, paid or made by the Company on any partnership interest or units, or any material adverse change, or any development involving a prospective material adverse change, in or affecting the business, properties, management, financial position, partners’ capital, results of operations or prospects of the Company; (ii) the Company has not entered into any transaction or agreement that is material to the Company or incurred any liability or obligation, direct or contingent, that is material to the Company; and (iii) the Company has not sustained any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority that is material to the Company, except in the case of each of clauses (i), (ii) and (iii) as otherwise disclosed in the General Disclosure Package.

(q) The Company is not an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the United States Investment Company Act of 1940 (the “Investment Company Act”) ; and the Company is not and, after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the General Disclosure Package, will not be an “investment company” as defined in the Investment Company Act.

(r) No securities of the same class (within the meaning of Rule 144A(d)(3) under the Securities Act) as the Offered Securities are listed on any national securities exchange registered under Section 6 of the United States Securities Exchange Act of 1934 (the “Exchange Act”) or quoted in a U.S. automated inter-dealer quotation system.

(s) The Company has been advised by the NASDAQ’s PORTAL Market that the Offered Securities have been designated PORTAL-eligible securities in accordance with the rules and regulations of the NASDAQ.

(t) The Company is not and does not expect to become a “passive foreign investment company” as defined in Section 1297 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(u) The Company has not taken, directly or indirectly, any action designed to or that has constituted or that might reasonably be expected to cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Offered Securities.

(v) The offer and sale of the Offered Securities in the manner contemplated by this Agreement will be exempt from the registration requirements of the Securities Act by reason of Section 4(2) thereof, Regulation D thereunder and Regulation S thereunder (“Regulation S”); and assuming the accuracy of the representations and warranties of the Initial Purchaser contained in Section 4 and its compliance with its agreements set forth therein, it is not necessary, in connection with the issuance and sale of the Offered Securities to the Initial Purchaser and the offer, resale and delivery of the Offered Securities by the Initial Purchaser in the manner contemplated by this Agreement and the Final Offering Memorandum to qualify an indenture in respect of the Offered Securities under the United States Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

(w) Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D) has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Offered Securities in a manner that would require registration of the Offered Securities under the Securities Act. Neither the Company, nor any of its affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act), nor any person acting on its or their behalf (other than the Initial Purchaser, as to which no representation is made) (i) has, within the six-month period prior to the date hereof, solicited offers for, or offered or sold, in the United States or to any U.S. person (as such terms are defined in Regulation S under the Securities Act) the Offered Securities or any security of the same class or series as the Offered Securities or (ii) has offered, or will offer or sell, the Offered Securities (A) in the United States by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D under the Securities Act or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act or (B) with respect to any such securities sold in reliance on Rule 903 of Regulation S, by means of any directed selling efforts within the meaning of Rule 902(c) of Regulation S, and all such persons have complied with the offering restrictions requirement of Regulation S. The Company, its affiliates and any person acting on its or their behalf (other than the Initial Purchaser, as to which no representation is made) have complied and will comply with the offering restrictions requirement of Regulation S. The Company has not entered and will not enter into any contractual arrangement with respect to the distribution of the Offered Securities except for this Agreement.

(x) On the Closing Date, the Company has no subsidiaries, direct or indirect.

(y) On the Closing Date, the Indenture will conform in all material respects to the requirements of the Trust Indenture Act, and the rules and regulations of the Commission applicable to an indenture which is qualified thereunder.

(z) On the Closing Date, after giving pro forma effect to the offering of the Offering Securities and the use of proceeds therefrom as indicated in the “Use of Proceeds” section of the General Disclosure Package, the Company (i) will be Solvent, (ii) will have sufficient capital for carrying on its business as it is described in the General Disclosure Package and (iii) will be able to pay its debts as they mature. “Solvent” means, with respect to a particular date, that on such date (i) the present fair market value (or present fair saleable value) of the assets of the Company is not less than the total amount required to pay the liabilities of the Company on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured; (ii) the Company is able to pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business; (iii) assuming consummation of the issuance of the Offered Securities as contemplated by this Agreement and the General Disclosure Package, the Company is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature; and (iv) the Company is not engaged in any business or transaction, and does not propose to engage in any business or transaction, for which its assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which the Company is engaged.

(aa) Each principal project document referred to under the heading “Description of Principal Project Documents” in the Preliminary Offering Memorandum and the Final Offering Memorandum conforms in all material respects to the descriptions thereof contained in the Final Offering Memorandum.

(bb) Except as disclosed in the Disclosure Package, the Company is not (i) in violation of its certificate of limited partnership, as amended or restated, agreement of limited partnership, as amended or restated, or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

(cc) There are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company or to require the Company to include such securities with the Offered Securities registered pursuant to any registration statement.

(dd) Neither the issuance or sale of the Offered Securities, nor the application of the proceeds thereof by the Company as described in the General Disclosure Package, will violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

(ee) Assuming the accuracy of the representations and warranties of the Initial Purchaser contained in Section 4 and its compliance with its agreements set forth therein, the Offered Securities offered and sold in reliance on Regulation S have been and will be offered and sold only in offshore transactions.

(ff) The sale of the Offered Securities pursuant to Regulation S is not part of a plan or scheme to evade the registration provisions of the Securities Act.

(gg) No registration under the Securities Act of the Offered Securities is required for the sale of the Offered Securities to the Initial Purchaser as contemplated hereby, assuming the accuracy of the Initial Purchaser’s representations set forth in Section 4 hereof.

(hh) The LNG Terminal Use Agreement, dated November 8, 2004, as amended, between Chevron U.S.A. Inc. and the Company (the “Chevron TUA”), the Guaranty Agreement, dated December 15, 2004, between ChevronTexaco Corporation and the Company (the “Chevron Guaranty”), the LNG Terminal Use Agreement, dated September 2, 2004, as amended and supplemented, between Total LNG USA, Inc. and the Company (the “Total TUA”), the Parent Guarantee dated as of November 5, 2004, executed by Total S.A., guaranteeing certain payment obligations of Total LNG USA, Inc. under that certain LNG Terminal Use Agreement, dated as of September 2, 2004 (the “Total Guarantee”), the Amended and Restated LNG Terminal Use Agreement, dated November 9, 2006, between Cheniere Marketing, Inc. and the Company, as amended (the “Cheniere TUA”), the Guaranty Agreement dated November 9, 2006 executed by Cheniere Energy, Inc., guaranteeing the obligations of Cheniere Marketing, Inc., under that certain Amended and Restated LNG Terminal Use Agreement, dated as of November 9, 2006, as amended, between Cheniere Marketing, Inc. and the Company (“Cheniere Guaranty”), the Management Services Agreement, dated February 25, 2005, between the Company and Cheniere LNG Terminals, Inc. (the “Management Services Agreement”), the Operation and Maintenance Agreement, dated February 25, 2005, between Cheniere Energy Partners GP, LLC and the Company (the “O&M Agreement”), the Lump Sum Turnkey Engineering, Procurement and Construction Agreement, dated December 18, 2004, as modified, between the Company and Bechtel Corporation (the “Bechtel EPC Agreement”), the Agreement for Engineering, Procurement, Construction and Management of the Sabine Pass Phase 2 LNG Receiving, Storage and Regasification Terminal Expansion, dated July 21, 2006, between the Company and Bechtel Corporation (the “Bechtel EPCM Agreement”), the EPC LNG Unit Rate Soil Improvement Contract, dated as of July 21, 2006, between the Company and Remedial Construction Services, L.P. (the “Soil Contract”), the EPC LNG Tank Contract, dated as of July 21, 2006, between the Company, Zachry Construction Corporation and Diamond LNG LLC (the “Tank Contract”), the Tank Contractor’s Parent Guarantee, dated as of July 21, 2006, executed by Mitsubishi Heavy Industries, Ltd. in favor of the Company, guaranteeing the obligations of Zachry Construction Corporation and Diamond LNG LLC, under that certain Engineering, Procurement and Construction (EPC) LNG Tank Contract, executed by and among the Company, Diamond LNG LLC and Zachry Construction Corporation dated as of July 21, 2006 (the “Tank Guarantee”), the Indemnification Agreement, dated as of May 9, 2005, by Cheniere Energy, Inc. in favor of, among others, the Company (the “Indemnification Agreement”), the Omnibus Agreement, dated as of September 2, 2004 between Total LNG USA, Inc. and the Company (the “Total Omnibus Agreement”), the Omnibus Agreement dated as of November 8, 2004 between Sabine Pass LNG and Chevron U.S.A. Inc. (the “Chevron Omnibus Agreement”), the Lease Agreement dated January 15, 2005, by and between Crain Brothers Ranch, Inc., M.A. Domatti Management Trust, Domatti Family Living Trust, Eval.Domatti Erika Domatti, Renata Domatti and the Company, as amended, (the “First Lease Agreement”), the Lease Agreement, dated January 15, 2005, by and between Crain Lands, L.L.C. and the Company, as amended (the “Second Lease Agreement”) and the Lease Agreement, dated January 15, 2005 between George A. Davis Carmen V. Gebhardt Trust, Linda D. Dlouhy Trust, Mary P. Davis Lakhardi, Edwin Scott Henry, Charles Gregory Henry, Candace Henry Olivier, Wilma Davis Bride, James Austin Guthrie, Earl Guthrie, Lonnie A. Davis, Jr., Daniel D. Davis, Sandra Denise Davis, Martha Davis Johnson, Sharon Davis Faulk, Daniel Ellender, Sally Ellender Gay and the Company (the “Third Lease Agreement” and together with the Chevron TUA, the Chevron Guaranty, the Total TUA, the Total Guarantee, the Cheniere TUA, the Cheniere Guaranty, the Management Services Agreement, the O&M Agreement, the Bechtel EPC Agreement, the Bechtel EPCM Agreement, the Soil Contract, the Tank Contract, the Tank Guarantee, the Indemnification Agreement, the Total Omnibus Agreement, the Chevron Omnibus Agreement, the First Lease Agreement, the Second Lease Agreement and the Third Lease Agreement, the “Material Contracts”) are each in full force and effect and, to the extent the Company is a party thereto, each constitute a valid and binding obligation of the Company and, to the Company’s knowledge, each of the other parties thereto (the “Other Parties”). Except as disclosed in the Preliminary Offering Memorandum and the Final Offering Memorandum, neither the Company, nor any of the Other Parties to any Material Contract (to the Company’s knowledge), are in breach, violation or default thereof, and no event has occurred which with notice or lapse of time or both would constitute a breach, violation or default by the Company or, to the Company’s knowledge, any Other Party, or permit termination, modification or acceleration by the Other Parties, under the Material Contracts.

(ii) The Company is not classified as an association (or publicly traded partnership) taxable as a corporation for United States federal income tax purposes.

(jj) None of the Company, its affiliates, or any person acting on its behalf or their behalf will directly or indirectly, make offers or sales of any security, or solicit offers to buy any security, under circumstances that would require the registration of the Offered Securities under the Securities Act.

(kk) The Company has insurance covering its properties, operations, personnel and business, which insurance is in amounts and insures against such losses and risks as are reasonably adequate for the conduct by the Company of its business, which policies or instruments are in full force and effect and the Company is in compliance with the terms of such policies and instrument; there are no claims by the Company under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; the Company has not been refused any insurance coverage sought or applied for; the Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect; and the Company has not received written notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance.

(ll) The statements included in the Preliminary Offering Memorandum and the Final Offering Memorandum under the heading “Summary – Illustrative Cash Flow Summary” were made by the Company in good faith and with a reasonable basis and reflect the Company’s good faith best estimate of the matters described therein. All assumptions material to such statements are set forth in the Preliminary Offering Memorandum and the Final Offering Memorandum.

(mm) Ernst & Young LLP and UHY LLP, who have certified certain financial statements of the Company and its consolidated subsidiaries and delivered their report with respect to the audited consolidated financial statements and schedules included in the General Disclosure Package and the Final Offering Memorandum, are independent public accountants with respect to the Company in accordance with U.S. generally accepted accounting principles.

(nn) The operations of the Company are and have been conducted at all times in compliance with applicable money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(oo) None of the Company or, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company is currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering of the Offered Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(pp) None of the Company, or to the knowledge of the Company, any director, officer, agent or, employee of the Company is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and the Company has conducted its business in compliance with the FCPA. Cheniere Energy, Inc., the Company’s indirect parent, has instituted and maintains policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with the FCPA, and the Company, as a consolidated entity of Cheniere Energy, Inc., will be subsumed within such policy.

(qq) The execution and delivery of the Additional Secured Debt Designation (which document shall be substantially in the form attached as Exhibit A to the Collateral Trust Agreement), to which the Company will be a party on the Closing Date, and the Collateral Trust Joinder (which document shall be substantially in the form attached as Exhibit B to the Collateral Trust Agreement) will be effective to create, in favor of the Collateral Trustee (as defined in the Indenture) for the benefit of the holders of the Additional Secured Debt (as defined in the Collateral Trust Agreement) with respect to the Offered Securities as collateral security for the payment and performance of the obligations secured thereby, a valid and enforceable security interest in the Collateral (as defined in the Indenture) covered or purported to be covered thereby. The prior recordation of the Mortgage (as defined in the Indenture) and the prior filing of the UCC-1 financing statements in connection with the Security Documents (as defined in the Indenture, including without limitation, the Additional Secured Debt Designation and the Collateral Trust Joinder), with the priority created thereby are sufficient to perfect by such recordation or filing in each jurisdiction where required to perfect the lien and security interest in personal property and fixtures described therein, and it is not necessary to make any new filings or take any other action to perfect, or to maintain the perfection, of such liens and security interests.

(rr) The Offered Securities constitute additional Parity Secured Debt (as defined in the Indenture) that is pari passu with other notes issued under the Indenture and will be secured by the Shared Collateral (as defined in the Indenture) equally and ratable with the other notes issued under the Indenture.

(ss) As of the Closing Date, except with respect to Permitted Liens (as defined in the Indenture), there will be no Lien (as defined in the Indenture) on any assets or property of the Company securing Indebtedness (as defined in the Indenture).

3. Purchase, Sale and Delivery of Offered Securities. On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Company agrees to sell to the Initial Purchaser, and the Initial Purchaser agrees to purchase from the Company, the entire aggregate principal amount of the Offered Securities at a purchase price of 76.750% of the aggregate principal amount thereof (i.e., $140,836,250), plus accrued interest from and including May 30, 2008 to but excluding the Closing Date.

The Company will deliver against payment of the purchase price the Offered Securities to be offered and sold by the Initial Purchaser in reliance on Regulation S (the “Regulation S Securities”) in the form of one or more permanent global Offered Securities in registered form without interest coupons (the “Offered Regulation S Global Securities”) which will be deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) for the respective accounts of the DTC participants for Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) and registered in the name of Cede & Co., as nominee for DTC. The Company will deliver against payment of the purchase price the Offered Securities to be purchased by the Initial Purchaser hereunder and to be offered and sold by the Initial Purchaser in reliance on Rule 144A under the Securities Act (the “144A Securities”) in the form of one permanent global security in definitive form without interest coupons (the “Restricted Global Securities”) deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee for DTC. The Offered Regulation S Global Securities and the Restricted Global Securities shall be assigned separate CUSIP numbers. The Restricted Global Securities shall include the legend regarding restrictions on transfer set forth under “Notice to Investors” in the Final Offering Memorandum. Until the termination of the distribution compliance period (as defined in Regulation S) with respect to the offering of the Offered Securities, interests in the Offered Regulation S Global Securities may only be held by the DTC participants for Euroclear and Clearstream,

Luxembourg. Interests in any permanent global Offered Securities will be held only in book-entry form through Euroclear, Clearstream, Luxembourg or DTC, as the case may be, except in the limited circumstances described in the Final Offering Memorandum.

Payment for the Regulation S Securities and the 144A Securities shall be made by the Initial Purchaser in Federal (same day) funds by wire transfer to an account at a bank acceptable to the Initial Purchaser at 11:00 a.m. (Eastern time), on September 15, 2008 or at such other time not later than seven full business days thereafter as the Initial Purchaser and the Company determine, such time being herein referred to as the “Closing Date”, against delivery to the Trustee as custodian for DTC of (i) the Offered Regulation S Global Securities representing all of the Regulation S Securities for the respective accounts of the DTC participants for Euroclear and Clearstream, Luxembourg and (ii) the Restricted Global Securities representing all of the 144A Securities. The Offered Regulation S Global Securities and the Restricted Global Securities will be made available for checking at the office of White & Case LLP, 1155 Avenue of the Americas, New York, NY 10036, at least 24 hours prior to the Closing Date.

4. Representations by the Initial Purchaser; Resale by the Initial Purchaser.

(a) The Initial Purchaser represents and warrants to the Company that it is an “accredited investor” within the meaning of Regulation D under the Securities Act.

(b) The Initial Purchaser acknowledges that the Offered Securities have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S or pursuant to an exemption from the registration requirements of the Securities Act. The Initial Purchaser represents and agrees that it has offered and sold the Offered Securities and will offer and sell the Offered Securities (i) as part of its distribution at any time and (ii) otherwise until the later of the commencement of the offering and the Closing Date, only in accordance with Rule 144A or Rule 903 under the Securities Act. Accordingly, neither the Initial Purchaser nor its affiliates, nor any persons acting on its or their behalf, have engaged or will engage in any directed selling efforts with respect to the Offered Securities, and the Initial Purchaser, its affiliates and all persons acting on its or their behalf have complied and will comply with the offering restrictions requirement of Regulation S. The Initial Purchaser agrees that, at or prior to confirmation of sale of the Offered Securities, other than a sale pursuant to Rule 144A, the Initial Purchaser will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases the Offered Securities from it during the restricted period a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the date of the commencement of the offering and the closing date, except in either case in accordance with Regulation S (or Rule 144A if available) under the Securities Act. Terms used above have the meanings given to them by Regulation S.”

Terms used in this subsection (b) have the meanings given to them by Regulation S.

(c) The Initial Purchaser agrees that it and each of its affiliates has not entered and will not enter into any contractual arrangement with respect to the distribution of the Offered Securities except with the prior written consent of the Company.

(d) The Initial Purchaser agrees that it and each of its affiliates has not solicited offers for, or offered or sold, and will not solicit offers for or sell, the Offered Securities in the United States by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D under the Securities Act involving a public offering within the meaning of Section 4(2), including, but not limited to (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising. The Initial Purchaser agrees, with respect to resales made in reliance on Rule 144A of any of the Offered Securities, to deliver either with the confirmation of such resale or otherwise prior to settlement of such resale a notice to the effect that the resale of such Offered Securities has been made in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 144A.

(e) The Initial Purchaser represents and agrees that (i) it has not solicited offers for, or offered or sold, and prior to the expiry of a period of six months from the closing date, will not offer or sell, any Offered Securities to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any Offered Securities in circumstances in which section 21(1) of the FSMA does not apply to the Company; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Offered Securities in, from or otherwise involving the United Kingdom.

5. Certain Agreements of the Company. The Company agrees with the Initial Purchaser that:

(a) The Company will advise the Initial Purchaser promptly of any proposal to amend or supplement the Preliminary Offering Memorandum or the Final Offering Memorandum and will not effect such amendment or supplementation without the Initial Purchaser’s consent, such consent not to be unreasonably withheld. If, at any time prior to the completion of the resale of the Offered Securities by the Initial Purchaser, there occurs an event as a result of which the Preliminary Offering Memorandum or the Final Offering Memorandum, the General Disclosure Package or any Supplemental Marketing Material included or would include an untrue statement of a material fact or omitted or would omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at such time, not misleading, or if it is necessary at any such time to amend or supplement the Preliminary Offering Memorandum or the Final Offering Memorandum, the General Disclosure Package or any Supplemental Marketing Material to comply with any applicable law, the Company promptly will notify the Initial Purchaser of such event and promptly will prepare, at its own expense, an amendment or supplement which will correct such statement or omission. Neither the Initial Purchaser’s consent to, nor the Initial Purchaser’s delivery to offerees or investors of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 6. The first sentence of this subsection does not apply to statements in or omissions from the Preliminary Offering Memorandum or the Final Offering Memorandum, the General Disclosure Package or any Supplemental Marketing Material made in reliance upon and in conformity with written information furnished to the Company by the Initial Purchaser specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof.

(b) The Company will furnish to the Initial Purchaser copies of the Preliminary Offering Memorandum, each other document comprising a part of the General Disclosure Package, the Final Offering Memorandum, all amendments and supplements to such documents and each item of Supplemental Marketing Material, in each case as soon as available and in such quantities as the Initial Purchaser reasonably requests. At any time when the Company is not subject to Section 13 or 15(d) of the Exchange Act, the Company will promptly furnish or cause to be furnished to the Initial Purchaser and, upon request of holders and prospective purchasers of the Offered Securities, to such holders and purchasers, copies of the information required to be delivered to holders and prospective purchasers of the Offered Securities pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision thereto) in order to permit compliance with Rule 144A in connection with resales by such holders of the Offered Securities. The Company will pay the expenses of printing and distributing to the Initial Purchaser all such documents.

(c) The Company will arrange for the qualification of the Offered Securities for sale and the determination of their eligibility for investment under the laws of such jurisdictions in the United States and Canada as the Initial Purchaser designates and will continue such qualifications in effect so long as required for the resale of the Offered Securities by the Initial Purchaser, provided that the Company will not be required to qualify as a foreign limited partnership or to file a general consent to service of process in any such state or take any action that would subject it to taxation based on its income or revenues in any jurisdiction where it is not currently subject to taxation.

(d) During the period of two years hereafter, the Company will furnish to the Initial Purchaser, as soon as practicable after the end of each fiscal year, a copy of its annual report for such year; and the Company will furnish to the Initial Purchaser, as soon as available, a copy of each report or other document mailed to its partners or furnished to the Commission; provided that such annual reports, reports or other documents shall be deemed to have been provided if such annual report, report or other document is available through EDGAR or on or through the Company’s website.

(e) During the period of two years after the Closing Date, the Company will, upon request, furnish to the Initial Purchaser and any holder of Offered Securities a copy of the restrictions on transfer applicable to the Offered Securities.

(f) During the period of one year after the Closing Date, the Company will not, and will not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to, resell any of the Offered Securities that have been reacquired by any of them.

(g) During the period of two years after the Closing Date, the Company will not be or become, an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act.

(h) None of the Company, its affiliates, or any person acting on its behalf will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Offered Securities in the United States.

(i) The Company will cooperate with the Initial Purchaser and use its best efforts to permit the Offered Securities to be eligible for clearance and settlement through DTC, Euroclear and Clearstream, Luxembourg.

(j) The Company will pay all expenses incidental to the performance of its obligations under this Agreement, the Indenture, the Security Documents, including (i) the fees and expenses of the Trustee and its professional advisers; (ii) all expenses in connection with the execution, issue, authentication, packaging and initial delivery of the Offered Securities, the preparation and printing of this Agreement, the Offered Securities, the Indenture, the Security Documents, the Preliminary Offering Memorandum, any other documents comprising any part of the General Disclosure Package, the Final Offering Memorandum, all amendments and supplements thereto, each item of Supplemental Marketing Material and any other document relating to the issuance, offer, sale and delivery of the Offered Securities; (iii) all filing costs and expenses relating to the perfection of security interests in the Collateral, as set forth in the Security Documents; (iv) the cost of qualifying the Offered Securities for trading in The PortalSM Market (“PORTAL”) and any expenses incidental thereto; (v) the cost of any advertising approved by the Company in connection with the issue of the Offered Securities; (vi) any expenses (including fees and disbursements of counsel) incurred in connection with qualification of the Offered Securities for sale under the laws of such jurisdictions in the United States and Canada as the Initial Purchaser designates and the printing of memoranda relating thereto; (vii) for any fees charged by investment rating agencies for the rating of the Offered Securities; (vii) the fees and expenses of the Collateral Trustee (as defined in the Indenture) and the Collateral Trustee’s counsel in connection with the Security Documents; and (ix) for expenses incurred in distributing the Preliminary Offering Memorandum, any other documents comprising any part of the General Disclosure Package, the Final Offering Memorandum (including any amendments and supplements thereto) and any Supplemental Marketing Material to the Initial Purchaser. The Company will also pay or reimburse the Initial Purchaser (to the extent incurred by it) for all travel expenses of the Initial Purchaser and the Company’s officers and employees and any other expenses of the Initial Purchaser and the Company in connection with attending or hosting meetings with prospective purchasers of the Offered Securities from the Initial Purchaser, including the costs of the private jet and the Company’s officers’ and employee’s hotel costs, except that the Company shall not be responsible for the Initial Purchaser’s hotel costs and travel costs (except for flights on the private jet, which the Company shall be responsible for) in connection with any roadshow.

(k) In connection with the offering, until the Initial Purchaser shall have notified the Company of the completion of the resale of the Offered Securities, neither the Company nor any of its affiliates has or will, either alone or with one or more other persons, bid for or purchase for any account in which it or any of its affiliates has a beneficial interest any Offered Securities or attempt to induce any person to purchase any Offered Securities; and neither it nor any of its affiliates will make bids or purchases for the purpose of creating actual, or apparent, active trading in, or of raising the price of, the Offered Securities.

(l) The Company will not at any time offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any securities under circumstances where such offer, sale, pledge, contract or disposition would cause the exemption afforded by Section 4(2) of the Securities Act or the safe harbor of Regulation S thereunder to cease to be applicable to the offer and sale of the Offered Securities.

(m) For a period of 90 days after the date of the Final Offering Memorandum, the Company will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any United States dollar-denominated debt securities issued or guaranteed by the Company and having a maturity of more than one year from the date of issue, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of the Initial Purchaser.

6. Free Writing Communications.

(a) The Company represents and agrees that, unless it obtains the prior consent of the Initial Purchaser, and the Initial Purchaser represents and agrees that, unless it obtains the prior consent of the Company, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Communication.

(b) The Company consents to the use by the Initial Purchaser of a Free Writing Communication that (i) contains only (A) information describing the preliminary terms of the Offered Securities or their offering or (B) information that describes the final terms of the Offered Securities or their offering and that is included in the Terms Communication or is included in or is subsequently included in the Final Offering Memorandum or (ii) does not contain any information about the Company or its securities that was provided by or on behalf of the Company, it being understood and agreed that any such Free Writing Communication referred to in clause (i) or (ii) shall not be an Issuer Free Writing Communication for purposes of this Agreement.

7. Conditions of the Obligations of the Initial Purchaser. The obligations of the Initial Purchaser to purchase and pay for the Offered Securities will be subject to the accuracy of the representations and warranties on the part of the Company herein, to the accuracy of the statements of officers of the Company made pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions precedent:

(a) The Initial Purchaser shall have received a letter, dated the date of this Agreement, from each of UHY LLP and Ernst & Young LLP in form and substance reasonably satisfactory to the Initial Purchaser concerning the financial information with respect to the Company set forth in the General Disclosure Package and the Additional Issuer Information.

(b) Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or other), business, properties or results of operations of the Company which, in the judgment of the Initial Purchaser, is material and adverse and makes it impractical or inadvisable to proceed with completion of the offering or the sale of and payment for the Offered Securities; (ii) any downgrading in the rating of any debt securities of the Company by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g) under the Securities Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any announcement that the Company has been placed on negative outlook; (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls as would, in the judgment of the Initial Purchaser, be likely to prejudice materially the success of the proposed issue, sale or distribution of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any material suspension or material limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum prices for trading on such exchange; (v) any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by U.S. Federal or New York authorities; (vii) any major disruption of settlements of securities or clearance services in the United States; or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Initial Purchaser, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency makes it impractical or inadvisable to proceed with completion of the offering or sale of and payment for the Offered Securities.

(c) The Initial Purchaser shall have received an opinion, dated the Closing Date, of Andrews Kurth LLP, counsel for the Company, in form and substance satisfactory to counsel for the Initial Purchaser, to the effect set forth in Exhibit A-1 hereto and to such further effect as counsel to the Initial Purchaser may reasonably request.

(d) The Initial Purchaser shall have received a non-consolidation opinion, dated the Closing Date, of Andrews Kurth LLP, counsel for the Company, in form and substance satisfactory to counsel for the Initial Purchaser, to the effect set forth in Exhibit A-2 hereto and to such further effect as counsel to the Initial Purchaser may reasonably request.

(e) The Initial Purchaser shall have received an opinion, dated the Closing Date, of Ottinger Hebert, L.L.C., special Louisiana counsel for the Company, in form and substance satisfactory to counsel for the Initial Purchaser, to the effect set forth in Exhibit A-3 hereto.

(f) The Initial Purchaser shall have received an opinion, dated the Closing Date, of the Company’s general counsel that, to his knowledge, except as described in the Preliminary Offering Memorandum and the Final Offering Memorandum, there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Company is a party or to which any property of the Company is the subject which, individually or in the aggregate, if determined adversely to the Company, would reasonably be expected to have a Material Adverse Effect; and to his knowledge, no such investigations, actions, suits or proceedings are threatened or contemplated by any governmental or regulatory authority or threatened by others.

(g) The Initial Purchaser shall have received from White & Case LLP, counsel for the Initial Purchaser, such opinion or opinions, dated the Closing Date, with respect to the organization of the Company, the validity of the Offered Securities, the Final Offering Memorandum and the General Disclosure Package, the exemption from registration for the offer and sale of the Offered Securities by the Company to the Initial Purchaser and the resales by the Initial Purchaser as contemplated hereby and other related matters as the Initial Purchaser may require, and the Company shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass upon such matters. In rendering such opinion, White & Case LLP may rely as to the organization of the Company and all other matters governed by Delaware law upon the opinion of Andrew Kurth LLP referred to above.

(h) The Initial Purchaser shall have received a certificate, dated the Closing Date, of the President or any Vice President and a principal financial or accounting officer of the Company in which such officers, to the best of their knowledge after reasonable investigation, shall state that the representations and warranties of the Company in this Agreement are true and correct, that the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date, and that, subsequent to the dates of the most recent financial statements in the General Disclosure Package, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or other), business, properties or results of operations of the Company except as set forth in the General Disclosure Package or as described in such certificate.

(i) The Initial Purchaser shall have received a letter, dated the Closing Date, from each of UHY LLP and Ernst & Young LLP which meets the requirements of subsection (a) of this Section, except that the specified date referred to in such subsection will be a date not more than three days prior to the Closing Date for the purposes of this subsection.

(j) The Company shall use the proceeds of the offering of the Offered Securities in the manner described in the General Disclosure Package under the caption “Use of Proceeds.”

The Company will furnish the Initial Purchaser with such conformed copies of such opinions, certificates, letters and documents as the Initial Purchaser reasonably requests. The Initial Purchaser may waive compliance with any conditions to the obligations of the Initial Purchaser hereunder, whether in respect of an Optional Closing Date or otherwise.

8. Indemnification and Contribution.

(a) The Company will indemnify and hold harmless the Initial Purchaser, its officers, partners, members, directors and its affiliates and each person, if any, who controls the Initial Purchaser within the meaning of Section 15 of the Securities Act, against any losses, claims, damages or liabilities, to which the Initial Purchaser may become subject, under the Securities Act or the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Preliminary Offering Memorandum or the Final Offering Memorandum, in each case as amended or supplemented, or any Supplemental Marketing Material or any Issuer Free Writing Communication, or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and will reimburse the Initial Purchaser for any legal or other expenses reasonably incurred by the Initial Purchaser in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by the Initial Purchaser specifically for use therein, it being understood and agreed that the only such information consists of the information described as such in subsection (b) below.

(b) The Initial Purchaser will indemnify and hold harmless the Company, its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, against any losses, claims, damages or liabilities to which the Company may become subject, under the Securities Act or the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Preliminary Offering Memorandum or the Final Offering Memorandum, in each case as amended or supplemented, or any Supplemental Marketing Material or any Issuer Free Writing Communication or arise out of or are based upon the omission or the alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by the Initial Purchaser specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred, it being understood and agreed that the only such information furnished by the Initial Purchaser consists of the following information in the Preliminary Offering Memorandum and the Final Offering Memorandum furnished on behalf of the Initial Purchaser: the fourth sentence in the paragraph under “Risk Factors – Risks Relating to this Offering and the Notes – Your ability to resell the notes may be limited by a number of factors; prices for the notes may be volatile”, the first sentence in the third paragraph under the caption “Plan of Distribution”, the seventh paragraph, the fourth sentence of the eighth paragraph and the ninth paragraph under the caption “Plan of Distribution”; provided, however, that the Initial Purchaser shall not be liable for any losses, claims, damages or liabilities arising out of or based upon the Company’s failure to perform its obligations under Section 5(a) of this Agreement.

(c) Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. It is understood and agreed that the indemnifying party shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any reasonably necessary local counsel) for the Company or the Initial Purchaser, as applicable, and that all such reasonable fees and expenses shall be paid or reimbursed as they are incurred. Any such separate firm for the Initial Purchaser shall be designated in writing by the Initial Purchaser, and any such separate firm for the Company shall be designated in writing by the Company. The indemnifying party shall not be liable for any settlement effected without its written consent unless (i) such settlement is entered into in good faith by the indemnified party more than 45 days after receipt by such indemnifying party of written notice of the proposed settlement, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld or delayed, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement includes (i) an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any indemnified party.

(d) If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Initial Purchaser on the other from the offering of the Offered Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Initial Purchaser on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Initial Purchaser on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company from the sale of the Offered Securities, on the one hand, bear to the total discounts and commissions received by the Initial Purchaser from the Company in connection therewith as provided under this Agreement, on the other hand. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Initial Purchaser and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), the Initial Purchaser shall not be required to contribute any amount in excess of the amount by which the total discounts, fees and commissions received by the Initial Purchaser exceeds the amount of any damages which the Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

(e) The obligations of the Company under this Section shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls the Initial Purchaser within the meaning of the Securities Act or the Exchange Act; and the obligations of the Initial Purchaser under this Section shall be in addition to any liability which the Initial Purchaser may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act.

9. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company or its officers and of the Initial Purchaser set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of the Initial Purchaser, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If this Agreement is terminated pursuant to Section 9 or if for any reason the purchase of the Offered Securities by the Initial Purchaser is not consummated, the Company shall remain responsible for the expenses to be paid or reimbursed by it pursuant to Section 5 and the respective obligations of the Company and the Initial Purchaser pursuant to Section 8 shall remain in effect. If the purchase of the Offered Securities by the Initial Purchaser is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 9 or the occurrence of any event specified in clause (iii), (iv), (vi), (vii) or (viii) of Section 7(b), the Company will reimburse the Initial Purchaser for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Securities.

10. Notices. All communications hereunder will be in writing and, if sent to the Initial Purchaser will be mailed, delivered or telegraphed and confirmed to the Initial Purchaser, Citigroup Global Markets Inc., 388 Greenwich Street, New York, NY 10013, Attention: General Counsel, with a copy to White & Case LLP, 1155 Avenue of the Americas, New York, NY 10036, Attention: Ronald S. Brody, Esq., or, if sent to the Company, will be mailed, delivered or telegraphed and confirmed to it at Sabine Pass LNG, L.P., c/o Cheniere Energy, Inc., 717 Texas Avenue, Suite 3100, Houston, TX 77002, Attention: Don A. Turkleson, with a copy to Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, TX 77002, Attention: Geoffrey K. Walker; provided, however, that any notice to the Initial Purchaser pursuant to Section 8 will be mailed, delivered or telegraphed and confirmed to the Initial Purchaser.

11. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the controlling persons referred to in Section 8, and no other person will have any right or obligation hereunder, except that holders of Offered Securities shall be entitled to enforce the agreements for their benefit contained in the second and third sentences of Section 5(b) hereof against the Company as if such holders were parties thereto.

12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

13. Absence of Fiduciary Relationship. The Company acknowledges and agrees that:

(a) the Initial Purchaser has been retained solely to act as initial purchaser in connection with the initial purchase, offering and resale of the Offered Securities and that no fiduciary, advisory or agency relationship between the Company and the Initial Purchaser has been created in respect of any of the transactions contemplated by this Agreement, irrespective of whether the Initial Purchaser has advised or is advising the Company on other matters;

(b) the purchase price of the Offered Securities set forth in this Agreement was established by the Company following discussions and arm’s-length negotiations with the Initial Purchaser, and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement;

(c) the Company has been advised that the Initial Purchaser and its affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and that the Initial Purchaser has no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship; and

(d) the Company waives, to the fullest extent permitted by law, any claims it may have against the Initial Purchaser for breach of fiduciary duty or alleged breach of fiduciary duty in connection with the transactions contemplated by this Agreement and agrees that the Initial Purchaser shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including stockholders, employees or creditors of the Company.

14. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws.

The Company hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

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If the foregoing is in accordance with the Initial Purchaser’s understanding of our agreement, kindly sign and return to us one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the Initial Purchaser in accordance with its terms.

Very truly yours,

SABINE PASS LNG, L.P.

By:	Sabine Pass LNG-GP, Inc.,
its general partner

By:	/s/ Don A. Turkleson
Name:	Don A. Turkleson
Title:	Chief Financial Officer

The foregoing Purchase Agreement is hereby confirmed and accepted as of the date first above written.

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Timothy Dilworth
Name:	Timothy Dilworth
Title:	Director

SCHEDULE A

Issuer Free Writing Communication

Summary of Terms

Issuer:	Sabine Pass LNG, L.P.

Issue:	Senior Secured Notes

Maturity:	November 30, 2016

Principal Amount:	$183,500,000

Proceeds:	$144,965,000

Distribution:	144A / Reg S for life

Ratings:	B2/B+

Coupon:	7.500%

Yield:	11.519%

Treasury Spread:	840 b.p.	vs. TSY 4.250 due 2015

Price at Issue:	79.000%, plus accrued interest from May 30, 2008

Interest Payment Dates:	November 30th & May 30th, commencing November 30th, 2008

Change of Control:	Investor put at 101%

Call Schedule:	Non-Callable

Make-Whole:	T + 50

Bookrunner:	Citi

Gross Spread:	2.250%

Economics:	Citi (100%)

Trade Date:	September 10, 2008

Settlement Date (T + 3):	September 15, 2008

Denominations:	$100,000 x $1,000

CUSIP (144-A):	785583AG0

CUSIP (Reg S):	U8596QAC6

ISIN (144-A)#:	US785583AG03

ISIN (Reg S)#:	USU8596QAC60

Other:	Annual interest payments on all of Sabine Pass LNG, L.P.’s indebtedness, including the notes, will be approximately $164.8 million. Funds managed by GSO Capital Partners LP, who have previously invested in certain securities of affiliates of Sabine Pass LNG, L.P., have purchased notes in the offering. Notwithstanding the disclosure in the preliminary offering memorandum, holders of the notes will not be provided registration rights for the notes in connection with the offering. All references to registration rights, additional interest and related terms as they relate to the offering will be deleted in the final offering memorandum.

This term sheet is qualified in its entirety by reference to the final offering memorandum covering Sabine Pass LNG, L.P.

A copy of the final offering memorandum may be obtained by contacting Amy Labella of Citigroup at 212 723-6020

SCHEDULE B

Supplemental Marketing Material

Electronic Bloomberg road show slides and accompanying audio recordings.

EXHIBIT A-1

Opinion of Andrews Kurth LLP

EXHIBIT A-2

Non-Consolidation Opinion of Andrews Kurth LLP

EXHIBIT A-3

Opinion of Louisiana Counsel